Exhibit 99.1

Physicians Formula Holdings, Inc. Announces Second Quarter 2012 Results

Second Quarter 2012 Net Sales Up 25.2% Versus Prior Year

Earnings per Share of $0.13, Up From a Loss of $(0.02) per Share in the Same Period Last Year

Raises Full-Year Outlook for Revenue and EPS

AZUSA, CA (August 14, 2012) - Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced financial results for the three and six months ended June 30, 2012.

Results for the Second Quarter of 2012

Net sales were $26.1 million for the second quarter of 2012, a 25.2% increase over $20.9 million for the same period in 2011. The net sales growth was driven by an increase in gross sales of color cosmetics, expanded distribution of the skin care line and an improvement in returns expense. These improvements were slightly offset by increased spending in various retail marketing programs and higher co-operative advertising, including the impact of program movement from the first quarter.

The Company also noted that, in the food, drug and mass channel, as reported by AC Nielsen, its products achieved 8% point-of-sale dollar growth over the last 52 weeks versus the prior year period, whereas the overall masstige color cosmetics category only grew 6%. This made Physicians Formula the fastest-growing masstige color cosmetics brand in dollar sales among the major five masstige brands in food, drug and mass during this period.

Gross margin for the second quarter of 2012 was 52.9% of net sales versus 48.4% in the prior year period. The improvement was primarily driven by favorable product mix, reductions in manufacturing costs, lower air freight and increased product recoveries.

Selling, general and administrative expenses (“SG&A”) were $10.5 million for the second quarter of 2012 versus $10.0 million for the prior year period, an increase of $0.5 million or 4.3%. The driver of the increase was additional distribution costs associated with sales growth. As a percentage of net sales, SG&A improved to 40.1% from 48.1% in the comparable prior year period.

Net income for the second quarter of 2012 was $2.0 million, or $0.13 per diluted common share. This compares to a net loss of $(0.3) million, or $(0.02) per common share for the second quarter of 2011. Net income increased due to improved operating performance, as well as lower interest expense and a lower provision rate for income taxes.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) for the second quarter of 2012, as calculated by its lenders in the Company's senior credit agreement, was $4.4 million, which is $3.0 million or 217% higher than the $1.4 million of Adjusted EBITDA in the second quarter of 2011. Adjusted EBITDA is reconciled to net income in the financial tables at the end of this press release.

Ingrid Jackel, Chairwoman and CEO of Physicians Formula stated, “We are very pleased with our second quarter results, which were ahead of management's expectations. In order to continue to experience long term benefits of our investment strategy, we will follow through with our planned programs including some deferred first half spending in the back half of 2012.”

Results for the First Six Months of 2012

Net sales for the first six months of 2012 were $52.3 million, a 24.6% increase over $42.0 million in the prior year. This increase was driven by the same factors that led to the second quarter increase.

Net income for the first six months of 2012 was $4.4 million, or $0.29 per diluted common share. This compares to net income of $0.1 million, or $0.01 per diluted common share, for the first six months of 2011. The driver of the increased earnings was the strong performance of color cosmetics combined with the expanded distribution of the skin care line and an improved gross margin from 48.5% to 52.0% versus last year.

For the first half of 2012, Adjusted EBITDA was $8.9 million versus $4.5 million for the prior year period, a 96.8% increase. The drivers of the year-over-year increase in Adjusted EBITDA for the first half were the same as those impacting the increased earnings.

Liquidity Considerations

Net cash provided by operating activities for the first six months of 2012 was $8.0 million compared to $0.2 million in 2011.

As of June 30, 2012, net debt was $2.2 million, which was comprised of $3.4 million of long-term debt, reduced by $1.2 million of cash and cash equivalents. This compares to net debt of $11.7 million for the same period in the prior year.

As of June 30, 2012, the availability on the line of credit was $17.5 million. The Company also noted that it is in compliance with all of its financial covenants at the end of the second quarter.

Outlook

Ms. Jackel commented, “Due to our strong first half performance and the strength of our 2012 new color cosmetics product launch, we are increasing our expectations for net sales growth to be between 10% and 13% for the full year 2012 from the 8% to 11% range we previously projected. We now expect diluted earnings per common share to be between $0.17 and $0.23 for the full year 2012 versus $0.10 to $0.18 in our earlier projections. This takes into account not only our strong operating performance but also the shift in timing of our marketing programs for the full year.”

Conference Call

The conference call is scheduled to begin at 1:30 p.m. Pacific Time on Tuesday, August 14, 2012. Participants may access the call by dialing (877) 407-3982 (domestic) or (201) 493-6780 (international). In addition, the call will be webcast via the Company's Web site at www.physiciansformula.com, Investor Relations, where it will also be archived for two weeks. A telephone replay will be available through Tuesday, August 28, 2012. To access the replay, please dial (877) 870-5176 (domestic) or (858) 384-5517 (international), passcode 398680.

About Physicians Formula Holdings, Inc.

Physicians Formula is an innovative cosmetics and skin care company operating in the mass market prestige, or "masstige," market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in over 25,000 stores including Wal-Mart, Target, CVS and Rite Aid.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as "anticipates," "estimates," "expects," "believes," "plans," "predicts," and similar terms. In particular, this press release may include forward-looking statements about management's expectations regarding the Company's refinancing, strategy, liquidity, financial performance and outlook. These forward-looking statements are based on current expectations, estimates and projections about the Company's business and its industry, based on management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: the loss of any significant retailer customers; the demand for the Company's products; the Company's ability to expand its product offerings; the competitive environment in the Company's business; the Company's operations and ability to achieve cost savings; the effect of technological and regulatory changes; the Company's cash needs and financial performance; the Company's ability to comply with the financial covenants in its debt agreements; changes in general economic or market conditions; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's filings with the SEC, and available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30, 2012
	2012	2011	2012	2011
NET SALES	$26,131	$20,868	$52,336	$42,006
COST OF SALES	12,316	10,773	25,119	21,643
GROSS PROFIT	13,815	10,095	27,217	20,363
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10,467	10,034	20,249	18,853
INCOME FROM OPERATIONS	3,348	61	6,968	1,510
INTEREST EXPENSE, NET	122	631	278	1,226
OTHER EXPENSE (INCOME)	11	(1)	(22)	(13)
INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	3,215	(569)	6,712	297
PROVISION (BENEFIT) FOR INCOME TAXES	1,259	(241)	2,332	174
NET INCOME (LOSS)	$1,956	$(328)	$4,380	$123

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$0.14	$(0.02)	$0.32	$0.01
Diluted	$0.13	$(0.02)	$0.29	$0.01

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic	13,712,558	13,590,899	13,690,903	13,590,287
Diluted	14,917,635	13,590,899	14,859,179	14,891,863

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,180	$3
Accounts receivable, net	18,985	25,758
Inventories	22,793	25,223
Prepaid expenses and other current assets	2,260	1,940
Income taxes receivable	313	437
Deferred tax assets, net	7,562	8,677
Total current assets	53,093	62,038

PROPERTY AND EQUIPMENT, NET	2,232	2,597
OTHER ASSETS, NET	5,363	5,357
INTANGIBLE ASSETS, NET	29,604	30,486
TOTAL ASSETS	$90,292	$100,478

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,351	$10,445
Accrued expenses	1,864	3,739
Trade allowances	8,595	7,457
Sales returns reserve	5,938	10,941
Income taxes payable	7	—
Line of credit borrowings	—	4,690
Current portion of long-term debt	1,000	1,000
Total current liabilities	23,755	38,272

DEFERRED TAX LIABILITIES, NET	8,155	8,155
LONG-TERM DEBT	2,417	2,917
OTHER LONG-TERM LIABILITIES	298	272
Total liabilities	34,625	49,616

STOCKHOLDERS’ EQUITY:
Series A preferred stock	—	—
Common stock	137	136
Additional paid-in capital	63,235	62,811
Accumulated deficit	(7,705)	(12,085)
Total stockholders’ equity	55,667	50,862
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$90,292	$100,478

PHYSICIANS FORMULA HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Unaudited)
(In thousands)

Pursuant to our senior credit agreement, Adjusted EBITDA is defined as net income (loss) before depreciation, amortization, interest expense, income taxes, goodwill and intangible asset impairment charges, stock-based compensation and non-cash inventory obsolescence charges.

Adjusted EBITDA is a financial measure not computed in accordance with United States generally accepted accounting principles, or GAAP. The Company believes that this non-GAAP measure, when presented in conjunction with comparable GAAP measures, is useful to both management and investors in analyzing the Company's ongoing business and operating performance. The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company's financial results in the way that management views financial results. Management believes Adjusted EBITDA is useful as a supplemental measure of the Company's financial results because it removes costs not related to the Company's operating performance. Management believes that Adjusted EBITDA should be considered in addition to, but not as a substitute for items presented in accordance with GAAP that are presented in this press release. With the exception of net interest expense and the provision (benefit) for income taxes, the reconciling items are components within cost of sales and selling, general and administrative expenses on the Company's accompanying condensed consolidated statements of operations.

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net income (loss)	$1,956	$(328)	$4,380	$123
Plus:
Depreciation and amortization	1,161	1,234	2,361	2,428
Interest expense, net	122	631	278	1,226
Provision (benefit) for income taxes	1,259	(241)	2,332	174
EBITDA	4,498	1,296	9,351	3,951
Stock-based compensation	106	157	232	379
Non-cash inventory obsolescence charges	(187)	(58)	(662)	202
Adjusted EBITDA	$4,417	$1,395	$8,921	$4,532

(FACE/F)

Contact:    Anne Rakunas
ICR, Inc.
(310) 954-1113